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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person* |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
| Equity Management Partners, LLC          |   (Month/Day/Year)        | Technology Ventures Group, Inc./No Ticket or Trading      |
|------------------------------------------|                           | Symbol                                                    |
|    (Last)     (First)     (Middle)       |  3/02/2001                |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|12400 SW 134th Court, Suite 11            |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an entity    |X(1)  Director    X(2) 10% Owner |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |X(1)  Officer    __Other (specify|                         |
|                                          |   65-0987101              |     (give               below)  |-------------------------|
|Miami,        Florida          33186      |                           |     title below)                | 7. Individual or Joint/ |
|                                          |                           |                                 |    Group Filing (Check  |
|                                          |                           |   President and Treasurer(3)    |    applicable line)     |
|                                          |                           |  Executive Vice President and   |                         |
|                                          |                           |           Secretary(4)          |    [ ] Form Filed by    |
|                                          |                           |  Vice President and Assistant   |        One Reporting    |
|                                          |                           |           Secretary(5)          |        Person           |
|                                          |                           |                                 |    [X] Form Filed by    |
|--------------------------------------------------------------------------------------------------------|        More than One    |
|        (City)      (State)      (Zip)                                                                  |        Reporting Person |
|                                                                                                        |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock, par value $0.001         | 9,200,000(6)                 |D                          |                              |
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock, par value $0.001         | 6,263,360(7)                 |I                          |By Equity Management Partners,|
|                                        |                              |                           |LLC                           |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock, par value $0.001         | 2,236,520(8)(10)             |I                          |BY Equity Management Partners,|
|                                        |                              |                           |LLC                           |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| No securities owned(9)                 |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
------------------------

(1)  McIvan A. Jarrett, Jerrold Brooks and Nelson Futch are officers and directors of Technology Ventures Group, Inc.
(2)  Equity Management Partners, LLC is a direct beneficial owner of more than 10% of the common stock of Technology
     Ventures Group, Inc. and Mr. Jarrett is an indirect beneficial owner of more than 10% of the common stock of Technology
     Ventures Group, Inc. through his relationship as manager of and his ownership interest in Equity Management Partners, LLC.
(3)  Officer titles of Mr. Jarrett.
(4)  Officer titles of Mr. Brooks.
(5)  Officer titles of Mr. Futch.
(6)  These securities are owned directly by Equity Management Partners, LLC.
(7)  These securities are owned indirectly by Mr. Jarrett.
(8)  These securities are owned indirectly by Mr. Brooks.
(9)  No securities are owned by Mr. Futch.
(10) Mr. Brooks expressly declares that the filing of this Form 3 shall not be deemed an admission that he is, for purposes of
Section 16 of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Form 3.



                                                                                  Equity Management Partners, LLC

                                                                                  By: /s/ McIvan A. Jarrett, Manager     3/08/2001
                                                                                  -----------------------------------   -----------
**Intentional misstatements or omissions of facts constitute Federal              **Signature of Reporting Person           Date
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 2 of 4

                                 FORM 3 APPENDIX

   Name and Address of Reporting Person:

         McIvan A. Jarrett
         12400 SW 134th Court, Suite 11
         Miami, Florida 33186

    Signature:

     /s/ McIvan A. Jarrett
    ---------------------------------
    McIvan A. Jarrett

    Designated Filer: Equity Management Partners, LLC

    Date of Event Requiring Statement: 3/02/2001

    Issuer Name and Ticker or Trading Symbol: Technology Ventures Group, Inc. / No Ticker or Trading Symbol

    Name and Address of Reporting Person:

         Jerrold Brooks
         12400 SW 134th Court, Suite 11
         Miami, Florida 33186

    Signature:

    /s/ Jerrold Brooks
    ---------------------------------
    Jerrold Brooks

    Designated Filer: Equity Management Partners, LLC

    Date of Event Requiring Statement: 3/02/2001

    Issuer Name and Ticker or Trading Symbol: Technology Ventures Group, Inc. / No Ticker or Trading Symbol

                                 FORM 3 APPENDIX


Name and Address of Reporting Person:

         Nelson Futch
         12400 SW 134th Court, Suite 11
         Miami, Florida 33186

    Signature:

    /s/ Nelson Futch
    ----------------------------------
    Nelson Futch

    Designated Filer: Equity Management Partners, LLC

    Date of Event Requiring Statement: 3/02/2001

    Issuer Name and Ticker or Trading Symbol: Technology Ventures Group, Inc. / No Ticker or Trading Symbol


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